FINANCIAL PERFORMANCE-BASED

RESTRICTED STOCK UNIT GRANT AGREEMENT

THIS AGREEMENT, made as of the 28th day of February, 2006 (the “Grant Date”), between MDC Partners Inc., a Canadian corporation (the “Corporation”), and _______ (the “Grantee”).

WHEREAS, the Corporation has adopted the 2005 Stock Incentive Plan (the “Plan”) for the purpose of providing employees and consultants of the Corporation and eligible non-employee directors of the Corporation’s Board of Directors a proprietary interest in pursuing the long-term growth, profitability and financial success of the Corporation (except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions set forth in the Plan).

WHEREAS, the Human Resources & Compensation Committee (the “Committee”) of the Board of Directors has determined that it is in the best interests of the Corporation to make the financial performance-based award set forth herein, which award will vest based upon achievement by the Corporation of specified financial growth targets during the calendar years 2006 – 2008.

WHEREAS, pursuant to the Plan, the Committee has determined to grant an Other Stock-Based Award to the Grantee in the form of restricted units (“Restricted Stock Units”) of Class A subordinate voting shares (the “Class A Shares”), subject to the terms, conditions and limitations provided herein, including achievement of financial performance targets, and in the Plan;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Grant of Restricted Stock Unit.

1.1 The Corporation hereby grants to the Grantee, on the terms and conditions set forth in this Agreement, the number of Restricted Stock Units set forth under the Grantee's name on the signature page hereto and in accordance with Section 1.2 (the “2006 RSU Award”). Each Restricted Stock Unit issued as part of the 2006 RSU Award shall represent the right to receive one issued and outstanding share of the Class A Shares of the Corporation, but shall be subject to the restrictions, conditions and other terms set forth in this Agreement and in the Plan.

1.2 The Grantee's rights with respect to all the Class A Shares underlying the 2006 RSU Award shall not vest and will remain forfeitable at all times prior to the Vesting Date (as defined below). At any time, reference to the 2006 RSU Award shall be deemed to be a reference to the Restricted Stock Units granted under Section 1.1 that have neither vested nor been forfeited pursuant to the terms of this Agreement.

1.3 This Agreement shall be construed in accordance with, and subject to, the terms of the Plan (the provisions of which are incorporated herein by reference).

1

2.	Rights as Holder of Restricted Stock Units; Non-Transferability.

With respect to the 2006 RSU Award, the Grantee shall have no rights as a stockholder of the Corporation (including the right to vote or receive dividends) with respect to any Class A Shares of the Corporation until the date of issuance to the Grantee of a certificate or other evidence of ownership representing such Class A Shares in settlement thereof. In addition, dividend equivalents will not be paid or payable with respect to the 2006 RSU Award subject to this Agreement. Prior to the Vesting Date, the Grantee shall not be entitled to transfer, sell, pledge, hypothecate or assign any portion of the 2006 RSU Award (collectively, the “Transfer Restrictions”).

3.	Vesting; Lapse of Restrictions.

3.1 The 2006 RSU Award shall not vest, and the Transfer Restrictions shall not lapse, unless the Corporation achieves the 2006-2008 Performance Measure(s) on the dates set forth in Section 3.4(a) (the “Vesting Date(s)”), and the Grantee continues to be serving as an employee of the Corporation on such Vesting Date; provided, that the 2006 RSU Award shall vest, and the Transfer Restrictions with respect to the 2006 RSU Award shall lapse, if sooner, on the date of any one of the following “Permitted Acceleration Events” (also a Vesting Date): (i) the occurrence of a Change in Control (as defined in Section 3.4 below) or (ii) retirement at or after age 62 with the approval of the Committee.

3.2 Notwithstanding anything in this Agreement to the contrary, upon (i) any termination of a Grantee for Cause or (ii) the failure by the Corporation to achieve the 2006-2008 Performance Measures prior to March 16, 2009, the 2006 RSU Award shall be forfeited and automatically transferred to and reacquired by the Corporation at no cost to the Corporation, and neither the Grantee nor any heirs, executors, administrators or successors of such Grantee shall thereafter have any right or interest in such Restricted Stock Units.

3.3 Notwithstanding anything in this Agreement to the contrary, in the event the Grantee (i) is terminated by the Corporation without Cause or (ii) dies or becomes Disabled, as defined below, the number of Restricted Stock Units under the 2006 RSU Award in which the Grantee shall vest on any Vesting Date shall be the product of (a) the number of Restricted Stock Units under the 2006 RSU Award that would otherwise vest in accordance with Section 3.1 hereof, if any and (b) a fraction, the numerator of which shall be the number of full months of service completed by the Grantee prior to his or her termination without Cause, death or Disability, as applicable and after the Grant Date, and the denominator of which shall be (x) the number of months in the relevant Performance Period of the 2006-2008 Performance Measures, as set forth in Section 3.4(a) hereof or (y) in the case of a Permitted Acceleration Event as defined in Section 3.1, the number of full months from the Grant Date to the applicable Vesting Date. Any portion of the 2006 RSU Award that does not and, as a result of the application of (a) and (b) of this Section 3.3 cannot, vest in accordance with Sections 3.3 and 3.4 hereof shall be forfeited and automatically transferred to and reacquired by the Corporation at no cost to the Corporation, and neither the Grantee nor any heirs, executors, administrators or successors of such Grantee shall thereafter have any right or interest in such Restricted Stock Units.

3.4  For purposes of the foregoing, the following terms shall have the following

2

meanings:

(a)        “2006-2008 Performance Measures” means the achievement by the Corporation of EBITDA in the following amounts during the specified Performance Period (as defined in the Plan):

(i)           2006 Target. In the event that the Corporation achieves EBITDA for the twelve-months ended December 31, 2006, in an amount equal to not less than the product of 2005 EBITDA (as defined below) multiplied by 1.15 (the “2006 Target”), then 50% of the 2006 RSU Award will vest on March 15, 2007.

(ii)          2006/2007 Cumulative Target. In the event that the Corporation achieves EBITDA for the two (2) years ended December 31, 2007, in an amount equal to not less than the sum of (i) the 2006 Target, plus (ii) the product of the 2006 Target multiplied by 1.15 (such sum, the “2006/2007 Cumulative Target”), then 100% of the 2006 RSU Award will vest on March 15, 2008 (but only to the extent not previously vested). The 2006/2007 Cumulative Target represents compounded annual growth of 15% in EBITDA in 2006 and 2007, as compared to 2005 EBITDA.

(iii)         2007/2008/2009 Cumulative Target. In the event that the Corporation achieves EBITDA for the three (3) years ended December 31, 2008, in an amount equal to not less than the sum of (i) the 2006/2007 Target, plus (ii) the product of the 2006/2007 Cumulative Target multiplied by 1.10 (such sum, the “2006/2007/2008 Cumulative Target”), then 100% of the 2006 RSU Award will vest on March 15, 2009 (but only to the extent not previously vested). The 2006/2007/2008 Cumulative Target represents growth of 10% in EBITDA in 2008, as compared to the 2006/2007 Cumulative Target.

(iv)         2006 RSU Award Limit. In no event shall the Grantee be vested or otherwise entitled to more than one hundred percent (100%) of the Restricted Stock Units granted as part of the 2006 RSU Award pursuant to section 1.1 above. To the extent not vested as of March 16, 2009, all 2006 RSU Awards shall expire.

(b)          “Cause” means the Grantee’s termination by reason of (i) his continued or willful failure substantially to perform his duties for the Corporation, (ii) his willful and serious misconduct in connection with the performance of his duties for the Corporation, (iii) the Grantee’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony or a crime involving moral turpitude, (iv) his fraudulent or dishonest conduct or (v) his material breach of any of his obligations or covenants under any written policies of the Corporation or any written agreement between such Grantee and the Corporation.

(c)          “Change in Control” shall have the meaning set forth in Section 2(b) of the Plan, provided that the reference to “twenty-five percent (25%) or more of the combined voting power of MDC's then outstanding voting securities” in Section 2(b)(i) of the Plan shall, for purposes of this 2006 RSU Award, be amended to read “fifty percent (50%) or more of the combined voting power of MDC's then outstanding voting securities” and, provided further, that the reference in Section 2(b)(iii)(A)(III)(3) to “twenty five percent (25%) or more of the combined voting power of the Surviving Corporation’s voting securities outstanding immediately following such transaction”

3

shall, for purposes of this 2006 RSU Award, be amended to read “fifty percent (50%) or more of the combined voting power of the Surviving Corporation’s voting securities outstanding immediately following such transaction”.

(d)          “Disability” shall mean a mental or physical condition of the Grantee rendering him unable to perform his duties for the Corporation for a period of six (6) consecutive months or for 180 days within any consecutive 365-day period and which is reasonably expected to continue indefinitely; provided that if, as of the date of determination, the Grantee is a party to an effective employment agreement with a different definition of “Disability” or any derivation of such term, the definition of “Disability” (or its derivation) contained in such employment agreement shall be substituted for the definition set forth above for all purposes hereunder.

(e)          “EBITDA” shall mean the Corporation’s share of consolidated earnings before interest, taxes, depreciation and amortization, plus any non-cash charges for stock-based compensation which were deducted in the calculation of EBITDA.

(f)           “2005 EBITDA” shall mean the Corporation’s EBITDA for the year ended December 31, 2005, as determined by the Compensation Committee following completion of Corporation’s audited financial statements for the year ended December 31, 2005.

4.	Delivery of Shares.

(a)      Certificates (or an electronic "book entry") representing those Class A Shares issued in settlement of Restricted Stock Units in respect of which the Transfer Restrictions have lapsed pursuant to Section 3.1 hereof shall be delivered to the Grantee as soon as practicable following the Vesting Date.

(b)         The Grantee, or the executors or administrators of the Grantee's estate, as the case may be, may receive, hold, sell or otherwise dispose of those Class A Shares of the Corporation delivered to him or her pursuant to this Section 4 free and clear of the Transfer Restrictions, but subject to compliance with all federal and state securities laws.

5.                     No Right to Continued Retention. Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance as an employee, nor shall this Agreement or the Plan interfere in any way with the right of the Corporation to terminate the Grantee's service as an employee at any time.

6.                     Adjustments Upon Change in Capitalization. If, by operation of Section 10 of the Plan, the Grantee shall be entitled to new, additional or different shares of stock or securities of the Corporation or any successor corporation or entity or other property, such new, additional or different shares or other property shall thereupon be subject to all of the conditions and restrictions which were applicable to the Restricted Stock Units immediately prior to the event and/or transaction that gave rise to the operation of Section 10 of the Plan.

7.                Modification of Agreement; Adjustment of Performance Measures by the Committee.

4

(a)         Except as set forth in the Plan and herein, this Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto. Notwithstanding the foregoing, the Committee shall adjust the 2006-2008 Performance Measures in the event that the Corporation acquires or disposes any material assets or business.

(b)         It is the parties' intent that the 2006 RSU Grant and the potential issuance of Class A Shares hereunder shall not be subject to the provisions of Section 409A of the U.S. Tax Code. Accordingly, notwithstanding any provision to the contrary contained herein, the parties agree that this Agreement may be amended to conform to their intent as set forth in the preceding sentence and that they shall work together in good faith to accomplish such amendment taking into account any regulations or other guidance issued after the date of this Agreement under Tax Code Section 409A.

8.                 Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

9.             Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflict of laws principle, except to the extent that the application of New York law would result in a violation of the Canadian Business Corporation Act.

10.           Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Corporation. This Agreement shall inure to the benefit of the Grantee's heirs, executors, administrators and successors. All obligations imposed upon the Grantee and all rights granted to the Corporation under this Agreement shall be binding upon the Grantee's heirs, executors, administrators and successors.

MDC PARTNERS INC.

By:

Name:

Title:

GRANTEE:

By:

Name:

Number of Restricted Stock Units Hereby Granted:

5